Exhibit 10.38

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS [*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

APPLIANCE SALES AND RECYCLING AGREEMENT

This Appliance Sales and Recycling Agreement (the “Agreement”) is made and entered into as of October 21, 2009, (the “Effective Date”) by and between the General Electric Company, a New York corporation, acting through its GE Consumer & Industrial business component located at Appliance Park, Louisville, Kentucky 40225 (“GE”), and Appliance Recycling Centers of America, Inc., a Minnesota corporation, located at 7400 Excelsior Blvd., Minneapolis, Minnesota 55426 (“ARCA”).  GE and ARCA are sometimes each referred to as a “Party” or jointly as the “Parties.”

WHEREAS, GE is engaged in the design, manufacture, sale, distribution and home delivery of major home appliances including, without limitation, refrigerators, freezers, air conditioners, dehumidifiers, home laundry, dishwashers, trash compactors, garbage disposals, cooking products, water heaters, water softeners, water dispensers, water filters and related accessories (“Appliances”);

WHEREAS, GE in the course of its distribution and home delivery of Appliances, receives substantial quantities of used and/or damaged recyclable Appliances of GE and non-GE brands (hereinafter “Recyclable Appliances” is used interchangeably to refer to used and/or damaged recyclable Appliances of GE and non-GE brands, either resulting from GE’s distribution and home delivery, referral under Article 3 herein or otherwise);

WHEREAS, ARCA is engaged in large scale processing and recycling of Recyclable Appliances and is the authorized North American distributor of advanced recycling equipment and systems for UNTHA Recycling Technology GmbH (“UNTHA”); and

WHEREAS, GE and its Affiliates as hereinafter defined, wish to sell Recyclable Appliances to ARCA for collection, processing and recycling of such Recyclable Appliances and Other Recyclable Items (as defined in Schedule 1.1(e)) at a regional processing center established to collect, process and recycle Recyclable Appliances and Other Recyclable Items from a specific region of the United States (“RPC”) established and operated by ARCA, its “Affiliates” (as hereinafter defined), and/or subcontractors who are involved in providing the “Services” (as hereinafter defined), hereinafter such Affiliates and/or subcontractors of ARCA being referred to collectively as “Service Provider(s).”  An “Affiliate” of ARCA or GE shall mean any entity directly or indirectly controlling or controlled by, or under direct or indirect common control of ARCA or GE, or in which ARCA or GE owns at least a 50% equity interest, whether now existing, or subsequently created or acquired during the Term of this Agreement (including, without limitation, joint ventures or other entities in which either ARCA or GE is a shareholder or holder of other form of equity ownership);

NOW, THEREFORE, in consideration of the premises and the mutual covenants of GE and ARCA, and other good and valuable consideration, the Parties agree as follows:

Article I Regional Processing Centers

1.1     Philadelphia RPC.

(a).                   ARCA, through its joint venture Affiliate ARCA Advanced Processing, LLC (“AAP”) is establishing its first RPC located at 4301 N. Delaware Ave., Philadelphia, Pennsylvania (“Philadelphia RPC”) with an initial projected capacity of [*] Recyclable Appliances per year, with the ability to increase the capacity to approximately [*] Recyclable Appliances per year.  The equipment for the Philadelphia RPC initially shall include, but is not limited to: (1) systems for receiving, sorting and conveying Recyclable Appliances and Other Recyclable Items; (2) equipment for proper removal and handling of hazardous components and universal waste from Recyclable Appliances, refrigerants, used oils and any other components that are not legally authorized or appropriate to put in a shredder; and (3) a state-of-the-art shredding system for Recyclable Appliances capable of handling Appliances and Other Recyclable Items that do and do not contain foam insulation.

(b).                  Within 90 days of execution of this Agreement, provided that ARCA and its Service Providers have obtained all required permits and other documentation necessary to provide the “Services” (as defined below) in compliance with applicable law, including Environmental Laws, as defined herein, ARCA and its Service Provider(s) will begin providing “Services” to GE at the Philadelphia RPC.  Such “Services” shall include: (i) delivering and picking-up of empty trailers and trailers loaded with Recyclable Appliances and Other Recyclable Items to and from “SDS Locations” (as hereinafter defined); (ii) transporting such trailers to and from SDS Locations; (iii) receiving, sorting processing, recycling and shredding Recyclable Appliances or “Other Recyclable Items,” including those described in Schedule 1.1(e); (iv) the “Treatment, Storage or Disposal”(as defined below), of Waste Material (as defined in Article 8) at an Approved Treatment, Storage and Disposal Facility (“TSDF”) as defined below (“Services”).  ARCA shall provide written notice to GE of the date that the Philadelphia RPC will begin to provide the Services.  GE will cooperate with ARCA in selling Recyclable

[*] signifies that confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Appliances and Other Recyclable Items to ARCA during the ramp-up of the Philadelphia RPC.  When ARCA notifies GE that the Philadelphia RPC has the capacity to provide the Services for the full volume of Recyclable Appliances and Other Recyclable Items generated by GE’s distribution and home delivery activities in GE’s Northeastern United States delivery area, as defined by GE’s Scheduled Delivery Service (“SDS”) locations and other distribution locations shown on Schedule 1.1 (b) as may be supplemented by GE from time-to-time (“NE Delivery Area”), GE will sell to ARCA all of its Recyclable Appliances and Other Recyclable Items generated by GE’s distribution and home delivery activities in the NE Delivery Area during the remaining Term of this Agreement.

“Approved TSDF” shall mean, as reasonably approved by GE in advance, the name, address, location and facility identification number of the fully-licensed facility used by ARCA and Service Providers for Treatment, and/or Storage, and/or Disposal of Waste Material generated by ARCA and Service Providers in performing the Services, and shall include without limitation, all locations to which any materials derived from Recyclable Appliances or Other Recyclable Items are sent for Treatment, Storage, Disposal, including recycling or reclamation.

“Treatment,” “Storage” or “Disposal” shall have the meanings set forth in 40 C.F.R. Part 260.10 and applicable state law and shall include without limitation treatment, storage, disposal, recycling or reclamation of any materials derived from Recyclable Appliances or Other Recyclable Items, including materials regulated under the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.

(c).                   Within fifteen (15) months of execution of this Agreement, ARCA shall have installed at the Philadelphia RPC a fully operational UNTHA Recycling Technology recovery system for refrigerators and freezers, which is a slow-speed UNTHA shredder, and a state-of-the-art recovery system for blowing agent gas entrained within rigid polyurethane foam insulation (“URT System”).  The processing equipment and procedures for the Philadelphia RPC, before and after installation of the URT System, and for any additional RPCs which have and do not have the URT System, are attached as Schedule 1.1 (c).  If the URT System at the Philadelphia RPC is not fully operational within fifteen (15) months of execution of this Agreement, GE may terminate this Agreement upon thirty (30) days written notice to ARCA, unless such period is extended by written agreement of the Parties.

(d).                  Until expiration of a period ending six (6) months after installation and operation of the URT System at the Philadelphia RPC (“Proof of Performance Period”), ARCA shall not provide Services to any third party without GE’s prior written consent (no written response by GE within ten [10] business days of written notification by ARCA will be deemed consent, following which ARCA shall provide GE written confirmation of ARCA’s decision to proceed), except for ARCA’s and the Service Providers’ (and their respective Affiliates’) performance of Services for existing suppliers of Recyclable Appliances or Other Recyclable Items to ARCA or the Service Providers at the Philadelphia RPC (with ARCA providing a list of such existing suppliers and volumes per supplier at the time of execution of this Agreement), as well as Recyclable Appliances or Other Recyclable Items from public utility companies which do not unreasonably impair GE’s priority access.

(e).                   GE-supplied Recyclable Appliances and Other Recyclable Items shall have Services priority at the Philadelphia RPC over Recyclable Appliances and Other Recyclable Items supplied by any third party (including third party suppliers referred by GE) to the Philadelphia RPC during the Term.

(f).                     Schedule 1.1 (f) sets out the “Operations Overview” for the  Philadelphia RPC. ARCA shall give GE at least thirty (30) days prior written notice of: (i) any activity that will materially increase or decrease the volume or alter the types of Recyclable Appliances and Other Recyclable Items being handled at the Philadelphia RPC; (ii) any change in the list of Approved TSDFs to be used by the Philadelphia RPC; and (iii) any activity that will result in any material change in the operations of the Philadelphia RPC and/or of its intent to enter into any agreement that will materially impact the operations of the Philadelphia RPC.

1.2     Additional RPCs

(g).                  Should ARCA plan to establish other RPC locations in the United States in addition to the Philadelphia RPC (“Additional RPC(s)”),  either directly or through a Service Provider, whether or not such Additional RPC is planned to include the URT System or similar system for the collection of refrigerator and freezer foam insulation and blowing agent, ARCA shall provide GE written notice of the proposed location of any Additional RPC.  ARCA may not provide such notice prior to the expiration of the Proof of Performance Period.  Following such notice, ARCA and GE shall, for a period of sixty (60) days, exclusively negotiate an agreement for such Additional RPC, and any modified terms for such Additional RPC.  If the Parties have not agreed to the terms for such Additional RPC following the expiration of such sixty (60) day period, unless such period is extended by written agreement of the Parties, ARCA may proceed to negotiate and enter agreements with other parties for the establishment of the Additional RPC, subject to Section 1.2 (d) below and GE shall be free to enter into an agreement with another person or entity for a RPC in the regional market area of the Additional RPC.

(a).                   Should GE plan to establish an Additional RPC, whether or not such Additional RPC is planned to include the URT System or similar system for the collection of refrigerator and freezer foam insulation and blowing agent, GE shall provide written notice of the proposed location of any Additional RPC and GE and ARCA shall, for a period of sixty (60) days, exclusively negotiate an agreement for such Additional RPC, and any modified terms for such Additional RPC.  If the Parties have not agreed to the terms for such Additional RPC following the expiration of such sixty (60) day period, unless such period is extended by written agreement of the Parties, GE may proceed to negotiate and enter into agreements with other parties for the establishment of the Additional RPC and ARCA shall be free to establish and enter into an agreement with another person or entity for a RPC in the regional market area of the Additional RPC.

(b).                  Nothing in this Agreement shall be construed as creating any obligation on the part of either Party to expand the scope of this Agreement or enter into a new agreement for any additional RPC(s).  Further, except as provided by this Agreement as to the Philadelphia RPC or any modification thereof, and except as to any additional facilities for which GE accepts the Additional RPC(s) pursuant to paragraph 1.2(a) above, nothing in this Agreement shall be construed as creating any obligation on GE’s part to sell its Recyclable Appliances or Other Recyclable Items to, or obtain Services for Recyclable Appliances or Other Recyclable Items through, ARCA or any Service Providers.

(c).                   During the Term, ARCA shall not, either directly or indirectly, enter into any agreement of any type with any person, corporation or other form of entity in any way directly engaged in the manufacture of any type of Appliances relating to a processing center, RPC or otherwise, for the collection, transportation, processing, and recycling of Recyclable Appliances and Other Recyclable Items or the Treatment, Storage or Disposal of Waste Material related to the performance of those activities within the United States.  ARCA shall not be prohibited from performing such Services for Appliance retailers or distributors provided such operations do not interfere with GE’s Services priority at the Philadelphia RPC as set forth in Section 1.1 (e).  Further, should ARCA provide Services for any Appliance retailer or distributor from whom ARCA was not receiving Recyclable Appliances at the time of execution of this Agreement, ARCA shall be required to pay GE a Referral Fee as provided in Article 3 of this Agreement in connection with such Services, even though GE did not refer such Appliance retailer or distributor to ARCA.  Beginning January 1, 2012, ARCA shall not be subject to the first sentence of this Section 1.2(d) should the unit volume of Recyclable Appliances sold by GE to ARCA during the preceding calendar year fall below [*] units.

Article 2 Sale of Recyclable Appliances and Other Recyclable Items

2.1     The sale and transfer of Recyclable Appliances and Other Recyclable Items from GE in the NE Delivery Area to ARCA for the Services at the Philadelphia RPC shall be subject to the following terms and conditions:

(a).                   All sales are made F.O.B. point of shipment from GE’s SDS and other distribution locations in the NE Delivery Area, with title and responsibility for risk of loss, damage and the cost of shipment passing to ARCA at the point of shipment.

(b).                  Recyclable Appliances and Other Recyclable Items purchased by ARCA shall be loaded by GE or its third party agents onto trailers provided by ARCA or its third party agents at SDSs and transported to the Philadelphia RPC by ARCA or its qualified third party transportation provider.  The type and number of Recyclable Appliances and Other Recyclable Items will be documented on a product delivery receipt (“PDR”) or comparable form (see Schedule 2.1 (b)) and loaded on trailers or trucks at GE’s SDSs and other distribution locations in the NE Delivery Area.  A PDR shall confirm transfer of title and an assessment of any existing damage to the trailer or trucks and shall be signed by the driver, the representative of the SDS or other GE distribution location, and the representative of the RPC.  GE will not be responsible for any degradation or damage to trailers or trucks that may be incurred as a result of the collection and transportation activities, except when caused directly by GE or its third party agents.

(c).                   In the event that collection and transportation by GE or its third party agents to the Philadelphia RPC can provide efficiencies, including cost efficiencies, for certain routes or satisfy GE’s customer requirements, GE and ARCA will work together to utilize GE or GE’s third party agents.  ARCA and GE will memorialize the cost and other terms and conditions of any delivery of empty trailers and pick-up and transportation of loaded trailers of Recyclable Appliances and Other Recyclable Items by GE or its third party agents to the Philadelphia RPC in a separate agreement.

(d).                  At the Philadelphia RPC, the inbound trailers or trucks will be weighed using a scale certified by the Pennsylvania Department of

[*] signifies that confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Agriculture, Division of Weights and Measures.  The Recyclable Appliances and Other Recyclable Items will be verified against the PDR or comparable form to ensure that no loss of Recyclable Appliances or Other Recyclable Items has occurred en route.

(e).                   [*]

(f).                     Beginning with the first partial or full week of the Philadelphia RPC’s receipt of shipments of Recyclable Appliances and Other Recyclable

[*] signifies that confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Items, payment shall be made monthly on the basis of ARCA’s fiscal calendar (which shall be provided by ARCA to GE), with full payment for each ARCA fiscal month being received by GE via electronic funds transfer by the fourth (4th) Friday following the expiration of each such month, with GE receiving a report in the form of Schedule 2.1 (f) at least fourteen (14) days prior to the due date of each monthly payment.  Such report shall be subject to audit by GE in accordance with Article 4.

(g).                  The price for Recyclable Appliances and Other Recyclable Items does not include any present or future sales, use, excise, value-added or similar taxes.  Where applicable, such taxes shall be paid by ARCA and, where required, invoiced by GE and paid by ARCA within thirty (30) days of the date of the invoice.

(h).                  ARCA hereby grants to GE a purchase money security interest in the Recyclable Appliances and Other Recyclable Items supplied by GE to the Philadelphia RPC, only in the amount of ARCA’s then outstanding unpaid obligation due to GE for such Recyclable Appliances and Other Recyclable Items and the Referral Fee under Article 3 which shall be satisfied by payment in full to GE.  In order to perfect GE’s security interest, GE may file a financing statement with the appropriate authorities that ARCA will sign upon request or, for such purpose, GE is hereby appointed by ARCA an agent of ARCA to sign financing statements on ARCA’s behalf.

(i).                     NO EXPRESS, ORAL, STATUTORY OR IMPLIED WARRANTY, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SHALL APPLY.  GE’S LIABILITY ON ANY CLAIM FOR LOSS OR DAMAGE ARISING OUT OF THIS CONTRACT OR FROM THE PERFORMANCE OR BREACH THEREOF OR CONNECTED WITH, THE SUPPLYING OF ANY GOODS HEREUNDER, OR THEIR SALE, OPERATION OR USE, WHETHER BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHER GROUNDS, SHALL NOT EXCEED THE PRICE ALLOWABLE FOR SUCH GOODS OR PART THEREOF INVOLVED IN THE CLAIM.  GE SHALL NOT IN ANY EVENT BE LIABLE, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHER GROUNDS, FOR SPECIAL, PENAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES INCLUDING, BUT NOT LIMITED TO LOSS OF PROFITS OR REVENUE, LOSS OF USE OF THE RECYCLABLE APPLIANCES OR OTHER RECYCLABLE ITEMS, COST OF CAPITAL, COST OF

SUBSTITUTE PRODUCTS, FACILITIES OR SERVICES, OR CLAIMS OF CUSTOMERS OF ARCA FOR SUCH DAMAGES.

(j).                      ARCA agrees that it will, and will ensure that its Service Providers and any sub-tier Service Providers will, only recycle and will not sell for re-use or resale any Recyclable Appliances or Other Recyclable Items sold to ARCA by GE or by a third party supplier referred by GE.

Article 3 Referral Fee

3.1     ARCA shall pay GE a referral fee (“Referral Fee”) for any third party supplier of Recyclable Appliances or Other Recyclable Items (including, without limitation, the items listed in Schedule 1.1 (e)) that GE refers to ARCA for the Philadelphia RPC or for any Recyclable Appliances or Other Recyclable Items received by ARCA from any Appliance retailer or distributor from whom ARCA (excluding its Affiliates) was not receiving Recyclable Appliances or Other Recyclable Items at the time of execution of this Agreement, even though GE did not refer such Appliance retailer or distributor to ARCA (“Referral Business”).  ARCA shall not be required to accept products, materials or substances materially different from Recyclable Appliances or Other Recyclable Items listed in Schedule 1.1(e) unless both GE and ARCA have agreed in writing (no written response by one Party within ten [10] business days of written notification by the other Party will be deemed consent, following which the Party seeking consent shall provide to the other Party written confirmation of its decision to proceed) to include such products, materials or substances for processing by ARCA.  The Referral Fee shall not be paid for any supplier, who is not an appliance retailer or  appliance distributor, of Recyclable Appliances or Other Recyclable Items that is already a supplier to ARCA or its Affiliates at the time of referral.  ARCA’s purchase of, and providing of Services for, third party Recyclable Appliances and Other Recyclable Items referred by GE shall have Services priority over Recyclable Appliances and Other Recyclable Items purchased by ARCA or its Affiliates from other third parties but not over Recyclable Appliances and Other Recyclable Items purchased from GE.

3.2     [*]

3.3     ARCA’s payment of the Referral Fee to GE shall be made on the same basis and procedures as provided in Section 2.1 (f).

[*] signifies that confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Article 4 ARCA Books and Records/Site Access

4.1     ARCA shall maintain, at its offices or at the Philadelphia RPC, complete and accurate books and records, supporting data and other sufficient detail relating to the performance under, or transactions directly related to, the purchase of Recyclable Appliances and Other Recyclable Items by ARCA from GE or the Referral Business, or which allow for an adequate evaluation of the pricing and fees data related thereto, and/or which relate to ARCA’s or its Service Providers’ provision of Services hereunder or compliance with any provisions of this Agreement in accordance with, and for such period as required by, generally accepted accounting principles, and applicable law (collectively “Books and Records”).  During the Term of this Agreement and for seven (7) years thereafter, or for such longer period as may be reasonably required by GE pursuant to written notice to ARCA, ARCA and its Service Providers agree to maintain such books and records for: (i) financial or tax purposes required by any government agency, or required by any law, rule or regulation, or (ii) in connection with any ongoing or threatened litigation, suit or proceeding.

4.2     GE, its employees, agents and representatives, shall have the right, but not the responsibility, at any time during normal business hours, and with no less than seventy-two (72) hours notice, to inspect and audit the Books and Records. Adjustments in favor of GE arising from any such audit of ARCA or its Service Providers shall be recognized as an adjustment of any future payment due GE or, if no future payment is due GE, ARCA shall promptly pay the amount of any such adjustment to GE. ARCA shall cooperate fully with GE or its employees, agents, and representatives, in connection with audit functions or any inspections.

4.3     Subject to the confidentiality and nondisclosure provisions of Article 7 of this Agreement, GE, its employees, agents and representatives shall have the right, but not the responsibility, to access the site(s) where the Services are performed in order to assess the work quality, the condition and housekeeping of the Philadelphia RPC, the environment, health and safety management systems of the Philadelphia RPC and conformance with ARCA’s representations, warranties and covenants under this Agreement.

4.4     GE’s exercise of its rights, or failure to exercise its rights, under any part of this Article 4 shall in no way: relieve ARCA or its Service Providers of their respective obligations under this Agreement or any applicable laws or regulations, including without limitation, Environmental Laws (as hereinafter defined), or in equity; imply any approval by GE of ARCA’s or its Service Providers’ environment, health and safety management systems; or to make GE responsible for any act or omission of ARCA or its Service Providers with respect to compliance or noncompliance with any applicable laws or regulations, including without limitation, Environmental Laws.

Article 5 Covenants, Representations and Warranties

5.1       During the Term, ARCA covenants, represents and warrants that: (i) it has the legal right to provide the Services in the jurisdictions where the Services are provided; (ii) its Services hereunder will be performed by qualified individuals in a professional and workmanlike manner conforming to the highest generally applicable industry standards and practices, including without limitation those set forth in Schedules 1.1(c) and 1.1(f) hereof (or such modifications to such standards and practices as may be reasonably agreed with GE in writing); and (iii) it will perform its duties and obligations under this Agreement in compliance with all applicable laws, regulations, codes and standards of government agencies or authorities having jurisdiction in connection with its obligations under this Agreement including, without limitation, Environmental Laws (as hereinafter defined).

5.2       During the Term, ARCA further covenants, represents and warrants for itself and its Affiliates, including AAP, that:

(a).                   it and its Service Providers will, in the performance of this Agreement or anywhere at the Philadelphia RPC facility: (i) use no forced, indentured or prison labor, or labor which violates any applicable minimum working age, working condition, wage or overtime laws; (ii) comply with the tax, immigration, and employment laws of all jurisdictions in which its employees perform work under this Agreement; and (iii) comply with all applicable privacy or data protection laws relating to this Agreement;

(b).                  it is and its Service Providers are business organization(s) duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement;

(c).                   except as disclosed by ARCA or its Service Providers, neither its nor its Service Providers’ owners, directors or senior managers have been charged with or convicted of a felony, are the subject of any lawsuit or proceeding involving charges of misconduct or violations of law (excluding small claims and minor traffic violations), including Environmental Laws and no judgment, order or decree (excluding small claims and minor traffic violations) has been issued against ARCA, its Affiliates or Service Providers, their respective owners, directors and senior managers with any claim that ARCA, its Affiliates or Service Providers or their respective owners, directors or senior management has violated any criminal or other laws, including any Environmental Laws;

(d).                  it shall remain primarily responsible and liable to GE and its Affiliates for performance of or failure to perform the Services, regardless of whether GE and/or its Affiliates has given approval or consent to a specific Service Provider including without limitation, a TSDF;

(e).                   it and its Service Providers will transport Waste Material to and store, treat, and/or dispose of Waste Material only at Approved TSDFs and in accordance with all Environmental Laws;

(f).                     it and its Service Providers’ Services shall be performed using personnel, equipment, and material qualified and/or suitable to perform the Services requested, including, without limitation, the proper installation, operation and maintenance of the URT System;

(g).                  services performed by or delivered through ARCA or a Service Provider shall be in accordance with the highest generally accepted standards of the industry at the time of performance and shall conform to the provisions of this Agreement;

(h).                  all Services shall be materially free from defects and shall meet any specifications provided or approved by GE and its Affiliates; any equipment utilized in connection with performance hereunder shall be safe and in proper working order and conform to all applicable regulatory requirements.  If any of the Services performed are found at any time to be defective in material or workmanship, or otherwise not in conformity with the requirements of this Agreement, GE and its Affiliates, in addition to such other rights, remedies and choices as it may have by contract or by law, at its option and sole discretion may: (i) upon notice to ARCA, take such necessary and reasonable actions as may be required to cure all defects and/or bring the Services and materials into conformity with all the requirements of this Agreement, in which event all costs and expenses thereby incurred by GE and its Affiliates shall be to ARCA’s account; and (ii) require ARCA to re-perform, at its own expense, any defective portion of the Services performed;

(i).                      it will assure that its officers, directors, employees, agents, Affiliates and Service Providers at every tier shall comply with all of the requirements of federal, state, and local laws, rules, regulations and ordinances applicable to the Services to be performed hereunder, including Environmental Laws and laws related to the take-back or management of Recyclable Appliances and Other Recyclable Items; ARCA shall be solely responsible for obtaining, maintaining and complying with, or assuring that its Service Providers obtain, maintain and comply with, all licenses, permits, approvals or other documents which are or shall be required for performance hereunder, and shall be responsible for the satisfaction of all legal and regulatory requirements of any governmental entity having jurisdiction over the purchase of Recyclable Appliances or Other Recyclable Items or the performance of Services hereunder;

(j).                      it shall notify GE immediately if (i) ARCA, its Affiliates, or, to ARCA’s knowledge, any Service Provider, including an Approved TSDF is served with notice of violation of any laws, rules, regulations, ordinances, licenses, approvals or permits, including Environmental Laws related to the purchase of Recyclable Appliances or Other Recyclable Items, the Services provided hereunder or the Waste Materials; (ii) proceedings are commenced against ARCA or it Affiliates or, to ARCA’s knowledge, any Service Provider or Approved TSDF that could lead to suspension, fines, or revocation of permits, approvals or licenses which relate to the Services; (iii) permits, approvals or licenses held by ARCA, its Affiliates or, to ARCA’s knowledge, any Service Provider or Approved TSDF, relating to Services are revoked; (iv) ARCA or its Affiliates determine or otherwise become aware that any equipment or facility related to Services is not in compliance with applicable laws, rules, regulations, ordinances, licenses, permits or approvals, including Environmental Laws; and/or, (v) any release of Waste Material occurs to any environmental media at the RPC or during the transport of Waste Materials, including any such release that is required to be reported to any governmental agency.  For purposes of this paragraph, ARCA shall be deemed to have knowledge when it actually knows a fact or when, by means of reasonable due inquiry, it would have become aware of a fact.  In addition, GE and its Affiliates have the right, but not the responsibility, to request an annual summary of any notices of violation issued by the United States Environmental Protection Agency, or any local, state or federal governmental body with jurisdiction over the Services, against ARCA, its Affiliates or Service Providers.  Upon receiving any notice under this paragraph 5.2(j), GE and its Affiliates have the right to suspend the sale of any Recyclable Appliances and Other Recyclable Items and the performance of additional Services by ARCA, its Affiliates or Service Providers until the matter giving rise to such notice has been resolved or corrected to GE’s reasonable satisfaction;

(k).                   any transporter used for shipment of any Waste Material: (i) shall be  in compliance with, and shall continue to comply with, all federal and state laws and regulations applicable to it, including those regulations promulgated under 49 CFR Part 385; (ii) shall not have received an “Unsatisfactory” safety rating from Federal Motor Carrier Safety

Administration within the last 24 months and shall have taken all necessary steps to correct all issues that resulted in any previous “Unsatisfactory” safety rating; and (iii) shall not have been found liable or responsible, during the previous five years, for violation of a single acute regulation or two or more critical regulations pursuant to 49 CFR Part 385, Appendix B. VII, or any analogous state law or regulation  for motor carrier safety.  Also, any transporter used for shipment of any Waste Material containing PCB wastes in any quantity, waste oil, or hazardous wastes, must be licensed under Environmental Laws to handle and transport such materials and must be approved by GE.  Only transporters that have been specifically approved by GE to transport PCB-wastes may be used to transport any waste-containing PCBs;

(l).                      it and its Service Providers shall take all necessary or appropriate precautions for the health and safety of their employees in the performance of the Services and at all locations involved in the performance of the Services.  In addition, GE and its Affiliates have the right, but not the responsibility, to request an annual summary (including safety statistics) of the health and safety performance of ARCA, its Service Providers, its transporters, and all TSDFs in connection with their purchase of Recyclable Appliances and Other Recyclable Items and the performance of Services under this Agreement;

(m).                it and its Service Providers shall maintain an environmental, health and safety management system including the elements set forth in Schedule 5.2 (m);

(n).                  until the expiration of the Proof of Performance Period and only as reasonably approved by GE otherwise, it and its Service Providers will not make any public statements or claims, including without limitation issuing advertising media, press releases, or discussions with other potential customers, regarding the Services it is providing for GE in the Philadelphia RPC;

(o).                  it will handle the Recyclable Appliances and Other Recyclable Items in accordance with this Agreement which shall include the destruction, through incineration, conversion or disassociation (or other available technology acceptable to ARCA and in compliance with all applicable laws) of any recovered CFC refrigerants or CFC blowing agent in the foam from Recyclable Appliances that GE provides for the Services; for the avoidance of doubt, neither ARCA nor its Service Providers will under any circumstances, sell Recyclable Appliances, Other Recyclable Items or any recovered CFC refrigerants or foam blowing agent from Recyclable Appliances that GE sells to ARCA;

(p).                  it will track the price of carbon credits on the Chicago Climate Exchange (CCX) monthly to determine whether the selling price of carbon credits that may be obtained for disposing of refrigerant or foam blowing agents, exceeds the value of selling them on the open market to third parties.  ARCA will provide a report to GE every sixty (60) days showing the value of carbon credits versus open market sale value.  If the value of the carbon credits, after considering the disposal costs, exceeds the sale value of the refrigerants or foam blowing agents on the open market, ARCA and GE will, in good faith, negotiate an amendment to this Agreement under which ARCA would share with GE the revenues from the carbon credits obtained by ARCA’s disposal of the refrigerants or foam blowing agents.  If other financial incentives are offered in the future for the disposal of refrigerants or foam blowing agents, including without limitation, a “bounty,” ARCA will, at GE’s request, negotiate an amendment to this Agreement to provide GE with a share of any such financial incentive;

(q).                  it and its Service Providers will ensure that all of its personnel providing Services are in compliance with all visas, passports, and work permits being used by them and ARCA will use commercially reasonable efforts to obtain, or have obtained, all such permits, licenses, visas, passports and work permits in a timely manner to avoid any unnecessary delay;

(r).                     it is in compliance with Section 404 of the Sarbanes Oxley Act of 2002 and that it will supply to GE, in a manner reasonably specified by GE, documents attesting that it has in place controls that are effective and have been tested by a third party, such as an outside auditor, that monitor and ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and, at GE’s reasonable request, but no more than once per calendar year, ARCA will furnish to the Company SAS 70 (type I and II) reports and evidence of compliance with ISO 17799;

(s).                   it has all of the necessary corporate or organizational power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and the consummation of the transactions contemplated thereby have each been authorized by all necessary corporate action and do not violate any judgment, order, or decree;

(t).                     it and its Service Providers shall comply with provisions or contractual clauses required by the Office of Federal Contract Compliance Programs as set forth in 41 Code of Federal Regulations (CFR) Chapter 60, as well as any Executive Orders as now or hereafter issued, amended or codified, where applicable to ARCA, including but not limited to the Equal Opportunity Clause; the Affirmative Action Clause regarding Disabled Veterans and Veterans of the Vietnam Era; the Affirmative Action Clause regarding Handicapped Workers; and the requirements for non-segregated facilities set forth in Chapter 60-1.8 of the 41 CFR, as well as comply with such similar laws in jurisdictions outside the United States;

(u).                  in carrying out its responsibilities under the Agreement, it and its Service Providers shall not pay, offer or promise to pay, or authorize the payment directly or indirectly of any monies or anything of value to any government official or employee or any political party or candidate for political office, for the purpose of inducing or rewarding any favorable action in any commercial transaction or in any governmental matter, and it has and will maintain and enforce its own company policy requiring adherence to ethical business practices, including a prohibition on bribery of government officials;

(v).                  no owner, partner, officer or director of ARCA or of any Affiliate of ARCA is or will become an official or employee of any government or of an agency or instrumentality of any government during the Term of this Agreement without the prior written approval of GE;

(w).                no part of the Services and/or the equipment used by ARCA and its Service Providers shall violate, infringe on or misappropriate any copyright, trademark, patent, trade secret or personal, proprietary or intellectual property rights of any third party; and, further, ARCA and/or its Service Providers are either the owner or are authorized to use any equipment that ARCA and its Service Providers may use in providing of the Services;

(x).                    it and its Service Providers have and will maintain security measures consistent with international standards where applicable to ARCA and its Service Providers for the protection of its operations and facilities against exploitation by criminal or terrorist individuals and organizations;

(y).                  it and its Service Providers will allow their workers to freely choose whether or not to organize or join associations for the purpose of collective bargaining as provided by local law;

(z).                    as of the Effective Date, as applicable, there is no pending or anticipated claim, suit, or proceeding that involves ARCA or its Service Providers that might adversely affect ARCA’s and its Service Providers’ ability to perform their obligations under this Agreement;

(aa).             neither ARCA nor any of its Service Providers, nor any employee, agent or representative of either, has used or shall use any GE Confidential Information, as defined herein, to obtain financial gain for ARCA, any of its Service Providers, any of their employees, agents or representatives, or any other entity other than in performance of the Services in accordance with this Agreement;

(bb).           it has all intellectual property rights and licenses to perform the Services free and clear of claims of infringement; and;

(cc).             it has established an effective program to ensure its Service Providers and any suppliers it utilizes to provide any Services under this Agreement will be in conformance with this Agreement.

5.3     In the event GE determines at any time that any of ARCA’s representations, warranties or covenants are untrue, GE shall have the right, in addition to other remedies available to it at law or in equity, to terminate this Agreement as provided in Section 6.2, with ARCA remaining obligated to pay GE any amounts due to GE up to the effective date of termination.  During any cure period under Section 6.2, GE and its Affiliates have the right to suspend the sale of any Recyclable Appliances and Other Recyclable Items and the performance of additional Services by ARCA, its Affiliates or Services Providers until the matter giving rise to such notice and right to cure has been resolved or corrected to GE’s reasonable satisfaction.

Article 6 Term and Termination

6.1     This Agreement shall commence on the Effective Date and shall remain in effect for a period of six (6) years from the first date of collection of Recyclable Appliances from GE’s NE Delivery Area (the “Initial Term”), with an option to renew for up to three (3) additional one (1) year terms (the “Renewal Terms”), each at GE’s sole option exercisable within one hundred twenty (120) days prior to the expiration of the Initial Term or subsequent Renewal Term (the Initial Term and any Renewal Term(s) are collectively referred to as the “Term”).

6.2     Either Party may terminate this Agreement if the other Party is in material breach of this Agreement and has not cured the breach within sixty (60) days after receiving written notice from the other Party specifying the breach.  Consent to extend the cure period shall not be unreasonably withheld, so long as the breaching Party has commenced a cure during the sixty (60) day notice period and expeditiously pursues cure of the breach in good faith.

6.3     In the event ARCA’s ownership interest in AAP decreases, ARCA sells or otherwise transfers a material portion of the assets of its recycling business or another party acquires a controlling interest in ARCA that, in GE’s sole discretion, is unacceptable to GE, then GE may: (a) upon ninety (90) days prior written notice to ARCA, terminate this Agreement; or (b) terminate the Agreement immediately upon written notice to ARCA if the representations in Section5.2(c) hereof are not true at the time that the acquiring party obtains a material portion of the assets of ARCA’s recycling business or a controlling interest in ARCA.

6.4     If ARCA becomes insolvent, a receiver for ARCA is appointed or applied for, a petition is filed by or for ARCA under any federal or state bankruptcy law or ARCA makes an assignment for the benefit of creditors, GE may terminate this Agreement upon one (1) day prior written notice to ARCA.

6.5     Termination of this Agreement shall not limit either Party from pursuing any other remedies available to it, including injunctive relief, nor shall termination relieve ARCA of its obligation to pay all amounts due to GE that have accrued prior to such termination.  Either Party’s obligations under Section 2.1(h), Article 4, Section 6.6, Articles 7, 8 and 12 and Sections 13.1, 13.3, 13.5, 13.6, 13.7, 13.8 and 13.9 of this Agreement shall survive termination cancellation or expiration of this Agreement.

6.6     Upon termination or expiration of this Agreement each party shall promptly, upon written request, return to the other all Confidential Information, papers, materials and other properties of the other held by each for the purposes of and in connection with this Agreement.  In addition, each Party, at its own cost and expense, will assist the other in orderly termination or expiration of this Agreement and the transfer of all aspects hereof, tangible and intangible, as may be reasonably necessary for the timely, orderly, non-disrupted business continuation of each Party.

Article 7 Confidentiality and Proprietary Information

7.1     As used in this Agreement, “Confidential Information” shall mean, with respect to either Party, their respective Affiliates and Service Providers all information and data, including GE Personal Data (as hereinafter defined), whether technical or non-technical, in any medium, furnished or made available directly or indirectly by one Party (the “Disclosing Party”) to the other (the “Receiving Party”) in connection with this Agreement, and that includes without limitation: (i) information that is marked confidential, restricted, proprietary, or with a similar designation; (ii) computer software and programs (including object code and source code), database technologies and systems (and related information technology); (iii) all information concerning the operations, affairs, methods, transactions and businesses of the Disclosing Party (including without limitation, ideas, marketing plans, business plans or strategies, business volumes or usage, data and other information that are trade secrets or are competitively sensitive), the financial information or affairs of the Disclosing Party, pricing information and the relations of the Disclosing Party with its employees; (iv) either Party’s nonpublic personal information relating to its customers; and (v) the terms and conditions of this Agreement except where such disclosure is required by law.  Each Party’s Confidential Information shall remain the property of that Party except as expressly provided otherwise by the other provisions of this Agreement.

7.2     Confidential Information shall not include information that the Receiving Party can demonstrate: (i) is or becomes publicly available through no wrongful act or omission of the Receiving Party; (ii) is obtained by the Receiving Party from a third party without a breach of Receiving Party’s or third party’s confidentiality obligations; (iii) was in the possession of the Receiving Party at the time of disclosure without any confidentiality obligations; or (iv) was independently developed by the Receiving Party without reference to Confidential Information.

7.3     The Receiving Party shall protect the Disclosing Party’s Confidential Information against unauthorized use or disclosure using at least those measures that it takes to protect its own Confidential Information of a similar nature, but no less than reasonable care, and shall not use or disclose the Disclosing Party’s Confidential Information for any purpose except in connection with its performance of this Agreement; in connection with obtaining any financing or raising of capital where any recipients of such information are required to execute appropriate nondisclosure agreements as a condition to receiving such information; or as set forth in Section7.7 hereof.  Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party’s Confidential Information to any Affiliate; provided, however, each person to whom such Confidential Information is disclosed is subject to confidentiality obligations comparable in scope to those herein.

7.4     Upon request of the Disclosing Party or upon termination of this Agreement, all materials containing Confidential Information will be destroyed or returned to the Disclosing Party and the Receiving Party will retain no copies or reproductions of the Confidential Information unless required by law, except that the Receiving Party may retain one record copy for archival purposes, subject to the reasonable instructions of the Disclosing Party with respect to such copy.

7.5     In the event of any unauthorized use or disclosure or loss of any Confidential Information of the Disclosing Party, the Receiving Party shall promptly, at its own expense: (i) notify the Disclosing Party in writing; (ii) take such actions as may be necessary or reasonably requested by the Disclosing Party to minimize the violation or the damage resulting therefrom; and (iii) cooperate in all reasonable respects with the Disclosing Party to minimize the violation and any damage resulting therefrom.

7.6     The Receiving Party acknowledges that any actual or threatened violation of this Article may cause irreparable, non-monetary injury to the Disclosing Party, the extent of which may be difficult to ascertain, and therefore agrees that the

Disclosing Party shall be entitled to seek injunctive relief in addition to all other remedies available at law and/or in equity.

7.7     Should the Receiving Party be compelled by court decree, subpoena or other requirements of law, rule, regulation, ordinance, permit, or approval to disclose any of the Confidential Information, it shall promptly notify the Disclosing Party in writing, and use reasonable good faith efforts to: (a) disclose only the specific Confidential Information legally required to be disclosed; and (b) assist the Disclosing Party (if and to the extent requested by the Disclosing Party) in obtaining a protective order or other appropriate assurances that the confidential nature of the Confidential Information shall be protected and preserved.

7.8     The foregoing obligations shall supersede the confidentiality obligations in the Mutual Confidentiality and Non-Disclosure Agreement between the Parties dated April 24, 2009 and shall be continuing and binding until the date on which the Disclosing Party’s Confidential Information is no longer confidential; protection for trade secrets under this Article 7 shall extend for as long as the relevant information qualifies as a trade secret under applicable law.

Article 8 Indemnification

8.1                  To the fullest extent permitted by law, ARCA agrees to indemnify, defend and hold harmless GE and its Affiliates, directors, officers, employees, agents, successors and assigns and all other persons and entities acting on behalf of or under the control of the other Party from and against any and all claims, demands, suits, causes of action, debts or liabilities, losses, judgment, damages, costs (including all reasonable attorney’s fees), expenses, fines and penalties (“Loss(es)”) arising out of, or concerning or connected with, (1) ARCA’s performance, or failure to perform, any of the Services, transactions or activities contemplated under this Agreement; (2) ARCA’s breach of any of the representations, warranties, or covenants contained in this Agreement; (3) any infringement or alleged infringement of the Services upon any patent, copyright, trade secret, or other proprietary right of any third party; (4) Environmental Impact Claims (as defined hereinafter) at or affecting the Philadelphia RPC, any property affected by transport of the Recyclable Appliances or Other Recyclable Items, or any Approved TSDF (but as to the TSDF, only to the extent related to Waste Materials under this Agreement); (5) violations of Environmental Laws, permits, or approvals in connection with the Philadelphia RPC or any Services performed under this Agreement; or (4) the Waste Material, as hereinafter defined , including, but not limited to, the possession, transportation, Storage, Treatment and/or Disposal of Waste Material, arising out of or relating to the performance of the Services and any resulting release or threat of release of Waste Material, contamination of or adverse effects on the environment arising out of or relating to the Waste Materials. This indemnity is absolute and unconditional and includes, but is not limited to, any claims or actions whether in negligence, strict liability, breach of warranty or otherwise, but does not extend to Losses to the extent directly caused by the gross negligence or willful misconduct of GE or its Affiliates.

8.2     Definitions

(a) In connection with the foregoing, the phrase “Losses” shall be understood in its most comprehensive sense, which includes any and all claims, losses, damages, fines, penalties, costs or other detriments, and, without limiting the foregoing, specifically includes all statutory or common law claims brought against GE, ARCA or their respective Affiliates, including claims brought pursuant to Sections 106, 107 or 113 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended, including future amendments thereto, Sections 7002 and 7003 of the Resource Conservation and Recovery Act, (42 U.S.C. Section 6901 et seq.) as amended, including any future amendments thereto, the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. as amended, including any future amendments thereto, or similar state and local Environmental Laws including claims for damage to the environment or property or claims for bodily injury. Notwithstanding anything to the contrary stated hereinabove, “Losses” shall expressly include, without limitation, any and all costs incurred due to any investigation of the Philadelphia RPC or other sites or any cleanup, removal or restoration mandated by or pursuant to any Environmental Laws.

(b) “Environmental Impact Claims” are Losses which arise out of, are related to, or are based on the actual or threatened dispersal, discharge, escape, or release of chemicals, liquids, gases, Waste Material (as defined hereinafter) or any other material, contaminant or pollutant in or into the atmosphere, or on, onto, upon, in or into the surface or subsurface (i) soils, (ii) water or water course, (iii) objects, or (iv) any tangible or intangible matter, whether sudden or not.

“Environmental Laws” shall mean any federal, state or local laws, statutes, regulations, rules, codes or ordinances or any judicial or administrative decree, judgment, orders permit or decision, and any amendments thereto, including future amendments, relating to the public health and safety or the protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended (CERCLA), the Resource Conservation and Recovery Act, as amended 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f through 300j.

(d) “Waste Material” shall mean wastes that meet the descriptions set forth below generated in providing the Services whether generated and/or stored at an RPC or other sites: any solids, liquids, sludges, semisolids, or contained gases which fall within the definition of “solid wastes” as set forth in 40 C.F.R. section 261.2 (and any applicable state law or regulation that is more stringent than federal law or regulation), or as defined under Environmental Laws.  The term “Waste Material” includes any and all materials or substances which are defined as “hazardous waste,” “extremely hazardous waste” or as “hazardous substances” pursuant to Environmental Laws, and also includes asbestos, polychlorinated biphenyls (“PCBs”) and petroleum products and any materials sent for Treatment, Storage, Disposal, recycling or reclamation.  Where there exists a conflict in the definitions employed by two or more governmental agencies that have overlapping jurisdiction over wastes generated by ARCA, and its Service Providers, “Waste Material” shall be construed to have the broadest of the meanings employed by such agencies.

8.3     In connection with the forgoing indemnities, ARCA and its Affiliates specifically waive and relinquish all statutory or common law claims against GE and its Affiliates, including its present and future officers, directors, shareholders, subsidiaries, divisions, employees and agents, that ARCA and its Affiliates may otherwise have in connection with transfer to ARCA and its Affiliates of title and responsibility for the Recyclable Appliances, Other Recyclable Items, Referral Business or Waste Material, including any claims arising under Environmental Laws, claims for property damage or bodily injuries, including death.

8.4     The foregoing indemnities are conditioned on: (a) GE notifying ARCA in writing within ninety (90) days of becoming aware of any covered Loss, provided, however, that the failure of GE to give ARCA such written notice will not relieve ARCA of its obligations hereunder except to the extent such failure materially prejudices (or results in material prejudice to) ARCA’s defense of such claim; and (b) GE providing ARCA with the assistance, information, and authority reasonably necessary to defend such claim.  Reasonable out-of-pocket expenses incurred by GE in providing such assistance will be reimbursed by ARCA.  ARCA will keep GE promptly and fully informed regarding all material developments with respect to such Loss.  In no event shall ARCA by its action or inaction, or by default, concede or admit liability, or enter into any judgment or settlement regarding any indemnified Loss without GE’s prior written consent, which such consent shall not be unreasonably withheld or delayed.  If GE has to file suit against ARCA to enforce this indemnity, ARCA shall reimburse GE for all legal fees and expenses GE incurs in connection with such enforcement.  GE reserves the right, at its own expense, to participate in the defense of any matter subject to indemnification by the ARCA.

Article 9 Insurance

9.1     Without limiting the indemnification provisions of this Agreement, ARCA shall obtain, during the Initial Term and any Renewal Terms, and maintain in force the following insurance coverage at its own cost and expense:

(a).      Worker’s Compensation with applicable minimum statutory limits per occurrence, Disability and Unemployment Insurance, and all other insurance as required by law and as customarily maintained in ARCA’s industry for all ARCA employees performing the Services hereunder, including Employer’s Liability Insurance with limits of no less than $500,000 per occurrence, or any amount required by applicable law, whichever is greater.

(b).      Commercial General Liability, on an occurrence basis, including but not limited to premises-operations, product completed-operations, broad form property damage, contractual liability, independent contractors and personal liability, with a minimum combined single limit of $3,000,000 per occurrence.  This policy shall be endorsed to name GE and its Affiliates as additional insureds.

(c).      Full “All Risk” and “Extended Coverage” Replacement Cost Coverage Property Insurance on any and all equipment belonging to GE that may be within ARCA’s possession or control.

(d).      Umbrella Liability on an occurrence basis with a minimum limit of at least $4,000,000 per occurrence, in excess of the applicable insurance under policies indicated in Sections 9 (a), (b) and (c).  This policy shall be endorsed to name GE and its Affiliates as additional insureds.

(e).      Comprehensive Errors and Omissions Liability covering the liability for financial loss due to error, omission, negligence of employees and machine malfunction in an amount of at least $5,000,000 per occurrence.  This policy shall be endorsed to name GE and its Affiliates as additional insureds.

(f).       Comprehensive Crime Policy on an occurrence basis, with limits of at least $5,000,000 per occurrence.

(g).      Pollution Legal Liability Insurance for the Philadelphia RPC, with a minimum of coverage limit of $5,000,000 per incident and $10,000,000 aggregate.  The policy shall cover all activities at the Philadelphia RPC or individual policies with the same coverage limits shall be obtained for each legal entity operating at the Philadelphia RPC.  The policy(ies) shall be endorsed to name GE and its Affiliates as additional named insureds.  Similar policies shall be purchased for any Additional RPCs established under Section 1.2 hereof.

9.2           ARCA shall cause its insurers to issue, before the Effective Date of this Agreement, certificates of insurance evidencing that the required coverages and policy endorsements are maintained in force, and that not less than thirty (30)

days written notice shall be given to GE prior to any modification, cancellation or non-renewal of the policies.

9.3           The foregoing insurance coverage shall be primary and non-contributing with respect to any other insurance or self-insurance that may be maintained by GE.  Each insurance policy carried by ARCA shall grant waiver of subrogation on all policies indicated in this Article.  Upon request by GE, the insurers selected by ARCA shall have an A.M. Best rating of A- or better or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.  ARCA shall ensure that its Service Providers maintain insurance coverage as specified in this Article 9.

Article 10 Compliance with GE Policies

10.1         ARCA and its Service Providers will supply and review with all ARCA and Service Provider personnel who provide Services under this Agreement a copy of GE’s Integrity Guide for Suppliers (Schedule 10.1), and will cause all such ARCA and Service Provider personnel to comply with such policies to the extent that such policies are applicable to the activities conducted by ARCA and its Service Provider personnel in performing the Services.

Article 11 Relationship Between the Parties

11.1         Independent Contractor.  ARCA is an independent contractor.  Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the Parties.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between GE and either ARCA or any ARCA personnel or Service Provider of ARCA.  Each Party will be solely responsible for payment of all compensation owed to its employees, as well as federal and state income tax withholding, social security taxes, and unemployment insurance applicable to such personnel as employees of the applicable Party, and each Party shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which such Party’s employees may be entitled.  Neither Party nor their respective personnel shall have any right or authority to assume or create any obligation of any kind expressed or implied in the name of or on behalf of the other Party.

11.2         Notices.  All notices, including notices of address change, required to be sent hereunder shall be sent by facsimile (with the original to promptly follow by applicable national mail service or overnight courier), by overnight courier, or transmitted electronically.  Notices will be deemed given on the date delivered to the recipient if sent by fax or overnight courier (it being agreed that the sender shall retain proof of transmission or delivery, as the case may be), or when accessible electronically if sent electronically.  Notices shall be sent to the Parties as follows (or as otherwise directed by a Party):

GE:

[*]

GM, Distribution and Services

Appliance Park, Bldg. 4 Room 126C

Louisville, KY 40225

Fax:  [*]

Email:  [*]

[*]

Manager, Local Delivery Service

Appliance Park, Bldg. 4 Room 116

Louisville, KY 40225

Fax:  [*]

Email:  [*]

[*]

Vice President and General Counsel

Appliance Park, Bldg 2 Room 226

Louisville, KY 40225

Fax:  [*]

Email:  [*]

ARCA:                   [*]

Appliance Recycling Centers of America, Inc.

7400 Excelsior Boulevard

Minneapolis, MN 55426

Fax:  [*]

Email:  [*]

11.3         Warrant Agreement.  The parties intend to contemporaneously enter into a Warrant Agreement with the execution of this Agreement.  The Parties agree that this Agreement shall have no force and effect unless a Warrant Agreement in the form attached hereto as Schedule 11.3 is executed by both Parties.

Article 12 Alternative Dispute Resolution

12.1.        In the event of any dispute between the Parties hereto arising from or relating to this Agreement, then, upon the written request of either Party, each of the Parties will appoint a designated representative to resolve such dispute.  The designated representatives will be executives with sufficient authority to engage in good faith negotiations and bind the Party she/he represents.  If the designated representatives are unable to resolve the dispute within a reasonable

[*] signifies that confidential information has been omitted and filed separately with the Securities and Exchange Commission.

period (but in no event more than thirty (30) days from the date of receipt of written request), then the dispute will be escalated to representatives of each party at least one (1) level higher in their respective organizations than those involved in the previous round of negotiations (“Escalated Representatives”).  Except if a court determines preliminary injunctive relief is warranted upon application of one of the Parties to this Agreement, no formal proceedings relating to such dispute may be commenced until the Escalated Representatives conclude in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely.  If the Escalated Representatives are unable to resolve the dispute within a reasonable period, (but in no event more than thirty (30) days from the date negotiations commenced between the Escalated Representatives), the Parties shall submit the dispute for non-binding mediation by a single mediator in accordance with the rules of the CPR Institute for Dispute Resolution (www.cpradr.org) (“CPR”), utilizing rules and procedures in place at the time of the dispute.  Such mediator shall be competent in any technical, legal or other issue(s) involved in the dispute. In the event the Parties are unable to resolve the dispute within thirty (30) days of commencement of the mediation, or if one party fails to participate in the mediation as agreed herein, either party may refer the dispute to arbitration by a sole arbitrator (for claims estimated at $5 million or less) or 3 arbitrators (for claims estimated at over $5 million) in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes then currently in effect.  Unless otherwise agreed by the Parties, the mediator shall be disqualified from serving as arbitrator in the case. The place of arbitration shall be New York, New York, and the language of the arbitration shall be English. The Federal Arbitration Act shall govern the arbitration and any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator(s).  The Parties will participate in the arbitration in good faith, and, unless awarded to the contrary by the mediator or arbitrator, will share equally in the administrative costs of the mediation and arbitration.  The arbitrator shall not be empowered to award damages in excess of compensatory damages, and each party irrevocably waives all rights to recover such non-compensatory damages with respect to any dispute resolved by arbitration hereunder.  The Parties irrevocably waive all objections to venue, jurisdiction of the court, and right to trial by jury in any judicial action, proceeding or claim ancillary to an arbitration arising out of this Agreement.

Article 13 General Provisions

13.1         Severability. If any provision of this Agreement is illegal or unenforceable, its invalidity shall not affect the other provisions of this Agreement that can be given effect without the invalid provision.  If any provision of this Agreement does not comply with any law, ordinance or regulation, such provision, to the extent possible, shall be interpreted in such a manner so as to comply with such law, ordinance or regulation, or, if such interpretation is not possible, it shall be deemed to satisfy the minimum requirements thereof.

13.2         Assignability/Subcontractors.

(a).          Unless otherwise approved or agreed in writing by GE, ARCA shall not assign, delegate or subcontract any of its rights or responsibilities under this Agreement to any Affiliate or to any third party or entity. This Agreement may not be assigned by ARCA, or involuntarily assigned or assigned by operation of law, without the express written consent of GE, which consent shall be in GE’s sole discretion.  There shall be no restriction on GE’s ability to assign this Agreement, provided that GE shall not be released upon making any such assignment.

(b).          If GE consents to the use of any subcontractors by ARCA to perform the Services, such Service Providers shall be engaged to do so under written contracts with ARCA under terms and conditions no less restrictive than those set forth herein, including but not limited to Articles 5 and 10.  ARCA shall also ensure that each Service Provider has obtained and maintains all licenses required in connection with the Services for which such Service Provider is responsible. ARCA shall include in its subcontracts provisions equivalent to those in this Agreement to the extent such terms and conditions are relevant to the Services to be provided by the Service Provider (including, without limitation, a restriction on the Service Provider’s right to further subcontract its obligations without GE’s prior written consent), and shall identify GE as a direct and intended third party beneficiary thereof.  Upon GE’s request from time-to-time, an officer of ARCA shall certify in writing that each Service Provider is in full compliance with this Section.

(c).          Notwithstanding the foregoing, it is understood and agreed that ARCA may without notice to GE subcontract certain ministerial and non-core responsibilities, including by way of example and not limitation, mailing and copying.

(d).          ARCA shall remain responsible, as primary obligor, for all obligations performed by Service Providers to the same extent as if such obligations were directly performed by ARCA, including any acts or omissions by the Service Providers.  In no event shall ARCA be relieved of its obligations under this Agreement as a result of its use of any Service Providers.  ARCA shall supervise the activities and performance of each Service Provider and shall be jointly and severally liable with each such Service Provider for any act or failure to act by such Service Provider.  If GE determines that the performance or conduct of any Service Provider is unsatisfactory, GE may notify ARCA of its determination in writing, indicating the reasons therefor, in which event ARCA promptly shall take all necessary actions to remedy the performance or conduct of such Service Provider or, if such remediation is not possible, replace such Service Provider.

(e).          Any attempt by ARCA to so assign or delegate any of the foregoing (except as permitted, above) without consent as provided for herein shall be void.

13.3         Governing Law.  This Agreement shall be construed and enforced in accordance with, and governed by, the substantive laws of the State of New York, United States of America, without regard to the conflict of laws principles thereof, and all actions arising out of or relating to this Agreement must be brought in the State of New York.  The Parties agree that they will not object to the choice of New York law or arbitration in New York in any proceeding to adjudicate a dispute under this Agreement or to enforce an arbitral award related to this Agreement.

13.4         Publicity/Advertising.  As a material obligation of this Agreement and except as otherwise required by law, GE and its Affiliates or agents, and ARCA, its Affiliates, Service Providers or its agents shall not release information with respect to the existence or terms of this Agreement or an amendment or any other document thereto and shall not without the consent of the other Party use the name, logo, trademarks, photographs, or any reference either direct or indirect of either Party in advertising, marketing, public relations or similar publications (such as, but not limited to, marketing brochures, press releases, case studies or references).  Neither Party is under any obligation, express or implied, to provide any such consent; and, in the event that any such consent should be granted for a particular communication, neither Party shall not be under any further obligation to provide consent in any future request.

13.5         Electronic Communications.  Any document properly transmitted and received by the other Party by computer access shall be considered a writing delivered in connection with this Agreement.  Electronic documents shall be deemed received by a Party when accessible by the recipient on the recipient’s computer system.

13.6         Waiver.  The waiver by either Party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.  The Parties’ failure at any time to enforce any of the provisions of this Agreement or any right or remedy available hereunder or at law or equity, or to exercise any option herein provided will in no way be construed to be a waiver of such provisions, rights, remedies or options or any other term, condition or covenant of this Agreement, or in any way to affect the validity of this Agreement.  The exercise by GE or ARCA of any rights, remedies or options provided hereunder or at law or equity shall not preclude or prejudice the exercising hereunder of the same or any other rights, remedies or options.

13.7         Force Majeure.  Neither party shall be in default or otherwise liable for any delay in, or failure of, its performance under this Agreement where such delay or failure arises by reason of any act of God, or any government or any governmental body, war, insurrection, the elements, strikes or labor disputes, or other similar cause beyond the control of such Party.  Either Party may terminate, at its option, the whole or any part of this Agreement if such a situation continues for sixty (60) days.

13.8         Counterparts/Headings.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each Party and delivered to the other Party hereto.  The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.9         Entire Agreement.  Time is of the essence as to each and every provision of this Agreement requiring performance within a specified time.  This Agreement shall constitute the complete and final expression of agreement between the Parties and supersedes all previous or contemporaneous agreements or representations, written or oral, with respect to the subject matter described herein.  No course of prior dealings between Parties, no course of performance and no usage of trade shall be relevant to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the performance and opportunity for objection.  This Agreement may not be modified, supplemented or amended except in writing signed by a duly authorized representative of each Party.  Any attempted modification, addition of new terms, or submission of inconsistent terms thereto in any document submitted by a Party, whether or not materially different, are objected to and shall have no force or effect upon the other Party unless specifically accepted by such other Party in writing.  Any section that by its nature should survive expiration or termination of this Agreement, shall remain in effect after the expiration or termination of this Agreement, including but not limited to, Section 2.1 (h), Article 4, Section 6.6, Articles 7, 8 and 12 and Sections 13.1, 13.3, 13.5, 13.6, 13.7, 13.8 and 13.9.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the authorized representatives of the Parties hereto have executed this Agreement as of the date first written above or as otherwise specified herein.

Executed by General Electric Company:

Authorized
Signature:

Name:  [*]

Title:     General Manager, Distribution and Services

Date:     October 21, 2009

Executed by Appliance Recycling Centers of America, Inc.:

Authorized
Signature:

Name:

Title:

Date:  October 21, 2009

[*] signifies that confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 1.1 (b)- Scheduled Delivery Service Locations for the Northeast Delivery area

[*]

[*] signifies that confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 1.1 (c) — Processing Equipment and Procedures

[*]

[*] signifies that confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 1.1 (e) — Other Recyclable Items

Scrap and Haul-Away items that are recyclable (other than Recyclable Appliances) including, but not limited to:

•                  Household mechanicals such as furnaces, pressurized devices and air compressors, lawn mowers and tractors, patio furniture, exercise equipment and tool boxes;

•                  Accessories for Appliances and mechanicals such as Appliance backsplashes, cords and spare parts; and

•                  Miscellaneous metal items, such as tool boxes, shopping carts, lumber carts and racks, that may from time to time be added to loads – as long as the load does not contain any industrial waste or other substance that is regulated under EHS Laws and regulations.

Schedule 1.1 (f) — Operations Overview

[*]

[*] signifies that confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 2.1 (b) — Product Delivery Receipt (example)

To be agreed to by the parties.

Schedule 2.1 (e) — Philadelphia AMM (26 weeks)

[*]

[*] signifies that confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 2.1 (f) — Detailed Payment Report (example)

[*]

[*] signifies that confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 5.2 (m) — Environmental Health and Safety Management System Requirements

Environmental, Health and Safety (EH&S) Policy

ARCA and its Affiliates will establish an EHS Policy, which includes the following:

•      Comply with applicable EHS laws and regulations.

•      Take appropriate measures to prevent workplace injuries and illnesses, and provide employees with a safe and healthy working environment.

•      Consider evolving industry practices, regulatory requirements and societal standards of care.

•      Assess EHS impacts before starting a new activity or project or entering a new site.

•      Consider EHS impacts in its operations and services.

•      Eliminate unreasonable risks from its facilities, products, services and activities.

•      To the extent reasonably practicable, reduce the use and release of toxic and hazardous materials, prevent pollution, and conserve, recover and recycle materials.

•      Continue to improve its EHS systems and performance as an integral part of its operational strategy.

Schedule 5.2 (m) — Environmental Health and Safety Management System Requirements

EMS: Environmental

•      To achieve the EHS Policy’s goals, ARCA and its Affiliates will implement an Environmental Management System (EMS).

•      The EMS should include at least the following elements:

•      Air

•      Chemical Control

•      General Environmental

•      Regulated Waste and Dangerous Goods Shipping

•      Waste

•      Water

Schedule 5.2 (m) — Environmental Health and Safety Management System Requirements

EMS: Health and Safety

•      To achieve the goal of protecting its employees, ARCA and its Affiliates will implement a Health and Safety (H&S) management system. The H&S management system will include at least the below elements.

•      Industrial Hygiene

•      Chemical Management

•      Ergonomics

•      Motor Vehicle Safety

•      Medical Services

•      Program Evaluation

•      Lock Out, Tag Out

•      Site H&S Plan

•      H&S Expectations and Performance Approval

•      Hazard Analysis and Regulatory Compliance

•      Employee Involvement

•      H&S Specialist

•      Accident Reporting, Investigation and Follow-Up

•      H&S Training

•      Health, Safety and Housekeeping Inspections

•      Personal Protective Equipment

•      Contractor H&S

•      Emergency Preparedness and Fire Prevention

•      Job Safety Analysis

•      High Risk Operations

•      H&S Review of New or Modified Equipment

Schedule 5.2 (m) — Environmental Health and Safety Management System Requirements

EMS: Procedures

•      ARCA’s and its Affiliates’ management shall include an EHS leader.

•      To achieve its goals of the EHS Policy, the ARCA and its Affiliates will conduct periodic EHS training to relevant personnel.  The EHS leader will evaluate the operations, determine which personnel require training and provide such training on at least the following topics, as appropriate:

•      Personal Protective Equipment

•      Toxic Substances

•      General Safety Training

•      Ergonomics

•      Lock Out/Tag Out

•      Confined Spaces

•      Hazardous Materials Management

•      Hazard Communication

•      ARCA and its Affiliates shall operate as to its suppliers under a supplier relationship policy or implementation strategy and do business only with suppliers that comply with the policy and applicable laws in the areas of employment, environment, health and safety.

Schedule 10.1 — GE Integrity Guide for Suppliers

[*]

[*] signifies that confidential information has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 11.3 — Warrant

Form of Warrant attached.